Exhibit 99.1

INTEGRATED DEVICE TECHNOLOGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 29, 2009
(In thousands, except per share data)	As Reported	Pro Forma Adjustments		Pro Forma
Revenues	$663,245	$(63,591	)a	$599,654
Cost of revenues	388,796	(38,692	)a	350,104

Gross profit	274,449	(24,899)		249,550

Operating expenses:
Research and development	161,192	(20,649	)a	140,543
Selling, general and administrative	125,810	(8,318	)a	117,492
Acquired in-process research and development	5,597	—		5,597
Goodwill and acquisition-related intangible asset impairment	1,025,685	(262	)a	1,025,423

Total operating expenses	1,318,284	(29,229)		1,289,055

Operating loss	(1,043,835)	(4,330)		(1,039,505)
Other-than-temporary impairment loss on investments	(3,000)	—		(3,000)
Interest expense	(60)	—		(60)
Interest income and other, net	1,308	—		1,308

Loss before income taxes	(1,045,587)	(4,330)		(1,041,257)
Income taxes benefit	(420)	—		(420)

Net loss	$(1,045,167)	$(4,330)		$(1,040,837)

Basic net loss per share:	$(6.22)			$(6.19)
Diluted net loss per share:	$(6.22)			$(6.19)
Weighted average shares:
Basic	168,114			168,114
Diluted	168,114			169,114

The accompanying notes are an integral part of these consolidated financial statements.

INTEGRATED DEVICE TECHNOLOGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

	As of March 29, 2009
(In thousands)	As Reported	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$136,036	$100,000	b	$236,036
Short-term investments	160,037	—		160,037
Accounts receivable	54,894	—		54,894
Inventories	69,722	(8,125	)c	61,597
Deferred tax assets	1,696	—		1,696
Prepayments and other current assets	19,881	—		19,881

Total current assets	442,266	91,875		534,141

Property, plant and equipment, net	71,561	(687	)d	70,874
Goodwill	89,404	(3,701	)e	85,703
Acquisition-related intangibles, net	50,509	—		50,509
Other assets	24,627	—		24,627

Total assets	$678,367	$87,487		$765,854

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$25,837	$—		$25,837
Accrued compensation and related expenses	18,820	—		18,820
Deferred income on shipments to distributors	16,538	—		16,538
Income taxes payable	457	—		457
Other accrued liabilities	21,206	1,746	f	22,952

Total current liabilities	82,858	1,746		84,604

Deferred tax liabilities	3,220	—		3,220
Long-term income tax payable	20,907	—		20,907
Other long-term obligations	14,314	1,672	g	15,986

Total liabilities	121,299	3,418		124,717

Stockholders’ equity:
Preferred stock; $.001 par value: 10,000 shares authorized; no shares issued	—	—		—
Common stock; $.001 par value: 350,000 shares authorized; 165,298 and 171,282 shares outstanding	165	—		165
Additional paid-in capital	2,283,601	—		2,283,601
Treasury stock (57,752 and 49,395 shares) at cost	(777,847)	—		(777,847)
Retained earnings (accumulated deficit)	(949,721)	84,069	h	(865,652)
Accumulated other comprehensive income	870	—		870

Total stockholders’ equity	557,068	84,069		641,137

Total liabilities and stockholders’ equity	$678,367	$87,487		$765,854

The accompanying notes are an integral part of these consolidated financial statements.

INTEGRATED DEVICE TECHNOLOGY, INC.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1

Description of Transaction

On July 17, 2009, Integrated Device Technology, Inc. (“IDT” or the “Company”) completed the sale of certain assets related to its network search engine business (the “NWD Assets”) to NetLogic Microsystems, Inc. (“NetLogic” and together with IDT, the “Parties”), pursuant to an Asset Purchase Agreement by and between the Company and NetLogic dated April 30, 2009 (the “Agreement”). Upon closing of the transaction, NetLogic paid the Company $100 million in cash consideration, which included inventory valued at approximately $10 million (subject to adjustment) and assumed specified liabilities related to these assets. The Company’s NWD Assets are part of the Communication reportable segment.

Upon closing of the transaction, the Parties entered into an Intellectual Property Cross-License Agreement (the “Cross-License Agreement”) pursuant to which IDT granted to NetLogic and certain of its affiliates a license to use certain of IDT’s retained technology assets in connection with the NWD Assets in certain fields of use. In addition, NetLogic and its affiliates granted back to IDT and its affiliates a license to use certain of the technology assets included in the NWD Assets in certain fields of use. The licenses granted in the Cross-License Agreement are royalty-free and irrevocable.

In connection with the closing of the transaction, IDT entered into a noncompetition agreement with NetLogic related to the NWD Assets for a term of three years, subject to certain exceptions. In addition, the Company will provide certain transitional services and supplies to NetLogic for a limited time following the closing of the sale. Additional details regarding the transaction are provided in the related Current Report on Form 8-K previously filed by the Company on April 30, 2009 and Current Report on Form 8-K previously filed by the Company on May 6, 2009.

Note 2

Pro Forma Adjustments

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared to illustrate the effect of the sale of the disposed NWD Assets on the Company’s historical results of operations and financial position. The accompanying unaudited pro forma condensed consolidated statements of operations and consolidated balance sheet are represented as if the transaction described in Note 1 had occurred on April 1, 2008 (the beginning of fiscal 2009). The unaudited pro forma condensed consolidated balance sheet is presented as if the transaction had occurred on March 29, 2009 (the end of fiscal 2009). The actual effect of the sale could differ from the pro forma adjustments presented here. However, management believes that the assumptions used and the adjustments made are reasonable under the circumstances and given the information available.

These unaudited pro forma condensed consolidated financial statements are presented for illustrative purpose only and not necessarily indicative of the operating results or the financial position that would have been achieved had the sale been consummated as of the dates indicated or of the results that may be obtained in the future. These unaudited pro forma condensed consolidated financial statements and accompanying notes should be read together with the Company’s audited consolidated financial statements and accompanying notes as of and for the year ended March 29, 2009, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended March 29, 2009.

The pro forma adjustments are as follows:

a. To eliminate the revenues, cost of revenues and operating expenses which the Company believes are directly attributable to the disposed NWD Assets.

b. To record the cash consideration received from NetLogic.

c. To eliminate the inventory sold to NetLogic.

d. To eliminate the photomask sets transferred to NetLogic.

e. To eliminate the goodwill relating to the NWD Assets in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

f. To accrue for the estimated transaction costs associated with the sale and record short term portion of estimated deferred gain associated with the supply agreement with NetLogic.

g. To record the long term portion of estimated deferred gain associated with the supply agreement with NetLogic.

h. To record the preliminary gain on sale of NWD Assets as if the transaction had consummated on March 29, 2009:

(in thousands)
Proceeds from sale	$100,000
Inventories sold to NetLogic	(8,125)
Goodwill	(3,701)
Photomask sets transferred to Netlogic	(687)
Accrued transaction costs	(525)
Estimated deferred gain related to the supply agreement with Netlogic	(2,893)

Gain on sale of NWD Assets	$84,069